Exhibit 99.3

Power of Attorney

The undersigned hereby severally constitute and appoint Dermot Smurfit and Michael Smurfit, Jr., and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to execute and file with the Securities and Exchange Commission any Schedule 13D and any amendments to the foregoing and any related documentation which may be required to be filed in the undersigned’s capacity as a result of the undersigned’s beneficial ownership of, or participation in a group with respect to, securities of GAN Limited directly or indirectly beneficially owned by the undersigned or any of undersigned’s affiliates, and granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing which the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof. The authority of the attorneys-in-fact under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file any Schedule 13D or amendment thereto with respect to securities of GAN Limited, unless revoked earlier in writing. The undersigned acknowledges that the attorneys-in-fact appointed herein, in serving in such capacity at the undersigned’s request, are not assuming, nor is GAN Limited assuming, any of the responsibilities of the undersigned to comply with the Securities Exchange Act of 1934 or the rules and regulations thereunder.

DATE: June 2, 2020

By:	/s/ Sir Michael Smurfit Sr.
Name:	Sir Michael Smurfit Sr.

Bacchantes Limited

By:	/s/ Sir Michael Smurfit Sr.
Name:	Sir Michael Smurfit Sr.
Title	Director